Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUES FOR FOURTH

QUARTER AND FISCAL 2015

Marcus Theatres® achieves record operating income for the year and continues to outperform the industry

Milwaukee, Wis., July 23, 2015….. The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 28, 2015.

Fourth Quarter Fiscal 2015 Highlights

•	Total revenues for the fourth quarter of fiscal 2015 were a record $120,084,000, a 10.7% increase from revenues of $108,474,000 for the fourth quarter of fiscal 2014.

•	Operating income was $8,580,000 for the fourth quarter of fiscal 2015, a 10.3% decrease from operating income of $9,564,000 for the fourth quarter of fiscal 2014. Fourth quarter fiscal 2015 operating income would have increased if not for a one-time pre-tax impairment charge of $2,603,000 related to the company’s hotels and resorts division.

•	Net earnings attributable to The Marcus Corporation were $3,249,000 for the fourth quarter of fiscal 2015, a 23.6% decrease from net earnings attributable to The Marcus Corporation of $4,254,000 for the fourth quarter of fiscal 2014. Fourth quarter net earnings attributable to The Marcus Corporation would have increased if not for the after-tax impairment charge of approximately $1,562,000 in the hotels and resorts division.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.12 for the fourth quarter of fiscal 2015, a 25.0% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.16 for the fourth quarter of fiscal 2014. Net earnings per diluted common share attributable to The Marcus Corporation would have increased if not for the after-tax impairment charge of approximately $0.06 per diluted common share in the hotels and resorts division.

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Fiscal 2015 Highlights

•	Total revenues for fiscal 2015 were a record $488,067,000, a 9.0% increase from revenues of $447,939,000 for fiscal 2014.

•	Operating income was $50,194,000 for fiscal 2015, a 3.7% increase from operating income of $48,382,000 for fiscal 2014.

•	Net earnings attributable to The Marcus Corporation were $23,995,000 for fiscal 2015, a 4.0% decrease from net earnings attributable to The Marcus Corporation of $25,001,000 for fiscal 2014.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.87 for fiscal 2015, a 5.4% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.92 for fiscal 2014.

•	Comparisons of net earnings attributable to The Marcus Corporation for fiscal 2015 were negatively impacted by the fact that results for fiscal 2014 benefited from an allocation of a $3.6 million pre-tax loss attributable to non-controlling interests related to a settlement with the company’s partners in the Skirvin Hilton hotel. The settlement increased fiscal 2014 net earnings attributable to The Marcus Corporation by approximately $0.08 per diluted common share.

“Our fourth quarter performance provided a strong ending to an excellent year for The Marcus Corporation. Fiscal 2015 revenues set new records for the company and for both of our operating divisions. Marcus Theatres reported record operating income for fiscal 2015 and significantly outperformed the industry for the sixth consecutive quarter. However, operating income for Marcus Hotels & Resorts was reduced by the temporary impact of construction for the conversion of our downtown Chicago hotel into an AC Hotel by Marriott that opened in early June and the one-time impairment charge,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

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Marcus Theatres®

“Marcus Theatres achieved record fourth-quarter revenues and record operating income for a 13-week fourth quarter. The division outperformed the industry for both the fourth quarter and full year by more than nine and 11 percentage points, respectively. The national box office for the corresponding weeks of our fourth quarter was up 1.1% according to Rentrak, while our box office was up 10.7%. For the fiscal 2015 period, the national box office was actually down 3.7%, while our box office was up 7.7%,” said Marcus.

“In addition to our industry-leading attendance gains, we also achieved a substantial increase in concession revenues. Our expanded food and beverage concepts contributed to a 20.2% increase in concession revenues for the fourth quarter and a 17.5% increase in concession revenues for the fiscal year,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

The five top-performing films for Marcus Theatres in the fourth quarter of fiscal 2015 were Avengers: Age of Ultron, Furious 7, Pitch Perfect 2, Cinderella and Home. For fiscal 2015, the five top-performing movies were American Sniper, Avengers: Age of Ultron, The Hunger Games: Mockingjay – Part 1, Furious 7 and Guardians of the Galaxy.

“The summer is off to a strong start, with a solid box office for films including Spy, Jurassic World, Inside Out and Minions, and Ant-Man also opened well this past weekend. Potential hits for the remainder of the summer include Pixels, Paper Towns, Mission Impossible - Rogue Nation, Vacation, Fantastic Four and Straight Outta Compton,” said Rodriguez.

Rodriguez said the division opened its newly constructed Palace Cinema in Sun Prairie, Wis., during the fourth quarter. Located near Madison, Wis., the theatre is designed to be a complete entertainment destination showcasing many of the company’s new amenities in one location. These include DreamLounger® recliner seating in every auditorium, two massive UltraScreen DLX® auditoriums and all of the company’s signature food and beverage options. “The Palace is the ultimate in movie-going and the customer response has been outstanding,” said Rodriguez.

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“In addition to The Palace, the multi-million dollar investments in our circuit include significant renovations and additional new amenities at theatres across our footprint. In addition to The Palace, during fiscal 2015 we added DreamLounger recliner seating to four more existing theatres, and as of fiscal year end, offered this popular amenity in 27% of our company-owned first-run theatres and 30% of our screens. We believe these percentages are the highest among the top chains in the industry,” said Rodriguez.

He said the company also continued to expand its premium large-format screens, branded as UltraScreen DLX and SuperScreen® DLX. Approximately 49% of company-owned first-run theatres now feature these proprietary large-format auditoriums, also believed to be among the highest percentages in the industry.

“Expanding our signature food and beverage concepts is another key element of our growth strategy. We currently offer Take Five® lounges in 29% of our company-owned first-run theatres and Zaffiro’s® Express at 33% of these locations. We added Big Screen BistroSM in-theatre dining to three more theatres in fiscal 2015, increasing the total to six,” said Rodriguez.

“Our strong performance for fiscal 2015 was also driven by successful marketing and operational strategies including our very successful $5 Tuesdays and other special promotions, and our innovative Magical Movie Rewards® loyalty program. We believe we have the formula for success and plan to continue to invest in additional theatre upgrades and enhanced amenities in the year ahead,” added Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved record revenues and increased revenue per available room (RevPAR) for both the fiscal 2015 fourth quarter and full year. Excluding the Chicago property that was undergoing a significant renovation, RevPAR was up 5.3% in the fourth quarter and 5.9% for fiscal 2015,” said Marcus.

“Fiscal 2015 was also a record year for hotel occupancy and our properties continued to outperform their competitive set in our markets,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

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“Shortly after the end of the fiscal year, we celebrated the opening of the AC Hotel Chicago Downtown. The AC Hotel by Marriott lifestyle brand targets the millennial traveler seeking a design-led hotel in a vibrant location with high-quality service. Located in Chicago’s trendy River North area, our 226-room property is the fourth AC Hotels by Marriott to open in the U.S. With its urban-inspired feel and sleek European design, this brand is the perfect fit for Chicago,” said Khairallah.

“We continue to move forward with our strategy to add more management contracts. We were recently selected to manage the new Capitol District Marriott hotel currently under development in Omaha, Neb. The 14-story high-rise hotel will serve as the anchor for the Capitol District, an upscale urban dining and entertainment district being developed in downtown Omaha by Shamrock Development, Inc. We will be a minority investor in the project and have provided pre-development and design programming. We will also provide technical consulting and pre-opening services during the construction phase. The hotel is scheduled to open in spring 2017,” said Khairallah.

Earlier in the fiscal year, the division expanded its presence into Florida with a management contract and minority interest in The Hotel Zamora and Castile Restaurant in St. Pete Beach, Fla. “We are continuing to pursue additional management contracts and have a number of promising opportunities in the pipeline,” added Khairallah.

He said the division is also focused on expanding its food and beverage operations. “As part of this strategy, we recently purchased the Safe House, an iconic spy-themed restaurant and bar located in downtown Milwaukee, Wis. that has been popular with tourists and locals for nearly 50 years. We are currently exploring opportunities to expand this unique concept,” said Khairallah.

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Return of Capital to Shareholders

“We increased the quarterly cash dividend by 10.5% in the fourth quarter, our second consecutive year of increased dividend payments. Our total return to shareholders was 19.0% in fiscal 2015, bringing our four-year average total return to shareholders to 27.5%. Our strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Summary

“The year 2015 marks the 80th anniversary of The Marcus Corporation. While much has changed during that time, our core philosophies of providing our guests with quality, service and value, maintaining a strong balance sheet and managing for the long term remain the same. We believe we are well positioned for growth in both of our businesses and look forward to continuing our momentum in the year ahead,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, July 23, 2015 at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-399-5136 and entering the passcode 25354580. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, July 30, 2015, by dialing 1-888-286-8010 and entering the passcode 82571003. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 681 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, visit the company’s web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado in July 2012. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	May 28,	May 29,	May 28,	May 29,
	2015	2014	2015	2014

Revenues:
Theatre admissions	$38,836	$35,084	$157,254	$146,039
Rooms	26,024	25,325	109,660	105,483
Theatre concessions	25,227	20,989	98,746	84,062
Food and beverage	15,778	14,020	67,174	58,826
Other revenues	14,219	13,056	55,233	53,529
Total revenues	120,084	108,474	488,067	447,939

Costs and expenses:
Theatre operations	34,516	31,524	134,946	127,531
Rooms	10,724	10,412	42,579	40,834
Theatre concessions	6,991	5,957	27,032	23,335
Food and beverage	13,785	11,390	55,215	46,250
Advertising and marketing	5,368	5,942	25,265	25,160
Administrative	13,946	11,294	53,247	46,642
Depreciation and amortization	9,768	8,777	38,810	33,845
Rent	2,159	2,143	8,591	8,522
Property taxes	3,502	3,321	15,001	14,637
Other operating expenses	8,142	8,150	34,268	32,801
Impairment charge	2,603	-	2,919	-
Total costs and expenses	111,504	98,910	437,873	399,557

Operating income	8,580	9,564	50,194	48,382

Other income (expense):
Investment income	224	221	252	630
Interest expense	(2,359)	(2,497)	(9,477)	(10,060)
Loss on disposition of property, equipment and other assets	(673)	(28)	(1,463)	(993)
Equity losses from unconsolidated joint ventures, net	(66)	(57)	(186)	(250)
	(2,874)	(2,361)	(10,874)	(10,673)

Earnings before income taxes	5,706	7,203	39,320	37,709
Income taxes	2,565	2,905	15,678	16,810
Net earnings	3,141	4,298	23,642	20,899
Net earnings (loss) attributable to noncontrolling interests	(108)	44	(353)	(4,102)
Net earnings attributable to The Marcus Corporation	$3,249	$4,254	$23,995	$25,001

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.12	$0.16	$0.87	$0.92

Weighted average shares outstanding - diluted	27,854	27,357	27,687	27,150

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	May 28,	May 29,
	2015	2014

Assets:

Cash and cash equivalents	$15,483	$14,812
Accounts and notes receivable	16,339	9,472
Refundable income taxes	4,022	2,958
Deferred income taxes	2,997	3,056
Other current assets	6,732	6,367
Property and equipment, net	680,117	651,580
Other assets	83,352	80,678

Total Assets	$809,042	$768,923

Liabilities and Shareholders' Equity:
Accounts payable	$36,776	$30,954
Taxes other than income taxes	15,099	14,333
Other current liabilities	50,574	44,826
Current portion of capital lease obligation	5,053	4,871
Current maturities of long-term debt	17,742	7,030
Capital lease obligation	18,317	23,370
Long-term debt	229,669	233,557
Deferred income taxes	47,502	42,561
Deferred compensation and other	42,075	37,442
Equity	346,235	329,979

Total Liabilities and Shareholders' Equity	$809,042	$768,923

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended May 28, 2015
Revenues	$67,851	$52,055	$178	$120,084
Operating income (loss)	12,489	(1,671)	(2,238)	8,580
Depreciation and amortization	5,125	4,497	146	9,768

13 Weeks Ended May 29, 2014
Revenues	$59,468	$48,706	$300	$108,474
Operating income (loss)	10,282	2,266	(2,984)	9,564
Depreciation and amortization	4,469	4,176	132	8,777

52 Weeks Ended May 28, 2015
Revenues	$269,155	$218,332	$580	$488,067
Operating income (loss)	53,467	10,086	(13,359)	50,194
Depreciation and amortization	20,141	18,175	494	38,810

52 Weeks Ended May 29, 2014
Revenues	$243,162	$204,138	$639	$447,939
Operating income (loss)	46,461	15,840	(13,919)	48,382
Depreciation and amortization	16,747	16,562	536	33,845

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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